Exhibit 99.1

PennyMac Mortgage Investment Trust Reports

First Quarter 2022 Results

WESTLAKE VILLAGE, Calif., May 5, 2022 – PennyMac Mortgage Investment Trust (NYSE: PMT) today reported a net loss attributable to common shareholders of $29.6 million, or $(0.32) per common share on a diluted basis for the first quarter of 2022, on net investment income of $81.8 million. PMT previously announced a cash dividend for the first quarter of 2022 of $0.47 per common share of beneficial interest, which was declared on March 4, 2022 and paid on April 28, 2022 to common shareholders of record as of April 15, 2022.

First Quarter 2022 Highlights

Financial results:

•	Net loss attributable to common shareholders of $29.6 million, compared to a net loss of $27.3 million in the prior quarter
o	Credit sensitive strategies impacted by fair value decreases resulting from credit spread widening
o	Strong results in the interest rate sensitive strategies partially offset by $37.2 million of tax provisions in PMT’s taxable REIT subsidiary
•	Repurchased 2.0 million PMT common shares at a cost of $31.8 million; also repurchased an additional 990 thousand shares in April at a cost of $15.4 million
•	Book value per common share decreased to $17.87 at March 31, 2022 from $19.05 at December 31, 2021[1]

Other investment highlights:

•	Investment activity driven by correspondent production volumes
o

Conventional correspondent loan production volumes of $9.8 billion in unpaid principal balance (UPB), down 43% from the prior quarter and 71% from the first quarter of 2021 as a result of the smaller origination market and significant levels of competition for conventional loans, including from the government sponsored enterprises (GSEs)

—	Resulted in $195 million in new mortgage servicing rights (MSRs)
o

Retained mortgage securities from a PMT securitization of agency-eligible investor loans totaling $420 million in UPB; in aggregate, the fair value of PMT’s investments in investor loan securitizations was approximately $103 million at March 31, 2022

•	Invested $86 million in floating-rate credit risk transfer (CRT) bonds recently issued by Freddie Mac and Fannie Mae

[1]

As described in Note 3 of PMT’s Annual Report on form 10-K for the year ended December 31, 2021, a recent accounting change requires that beginning in 2022, the portion of PMT’s senior notes that are exchangeable for PMT common shares of beneficial interest originally allocated to additional paid-in capital was reclassified to the carrying value of the exchangeable notes. Giving effect to this change on a pro forma basis, PMT’s book value as of December 31, 2021 would have been $18.60.

•	Invested $27 million in fixed-rate bonds from a senior tranche of a recently completed jumbo securitization

Notable activity after quarter-end:

•	Invested $31 million in floating-rate CRT bonds recently issued by Freddie Mac and Fannie Mae

“PMT’s first quarter net loss was primarily driven by fair value declines in its credit sensitive strategies due to spread widening that resulted from economic uncertainty across financial markets and a provision for tax expense driven by fair value increases in its taxable REIT subsidiary,” said Chairman and CEO, David Spector. “In addition, competitive pressure in the conventional correspondent production channel continued as mortgage rates increased to levels not seen in more than a decade. Conversely, PMT’s interest rate sensitive strategies performed well, benefiting from MSR net valuation related gains that primarily resulted from lower expected prepayment activity in the future.”

Mr. Spector continued, “While the origination market continues to transition, higher interest rates and wider credit spreads are presenting attractive opportunities for PMT to deploy capital. We continued to invest in subordinate tranches from the securitization of our own production of investor loans during the quarter. Additionally, we recently opportunistically invested more than $140 million in securities with attractive expected returns from newly issued Agency CRT transactions and non-agency securitizations. As the mortgage environment continues to evolve, PMT remains well-positioned with the deep knowledge and expertise of this management team to find and invest in assets with attractive, long-term risk-adjusted returns.”

The following table presents the pretax income contributions of PMT’s segments:

	Quarter ended March 31, 2022
	Credit sensitive strategies	Interest rate sensitive strategies	Correspondent production	Corporate	Consolidated
	(in thousands)
Net investment income (loss):
Net losses on investments and financings:
CRT investments	$(35,623)	$-	$-	$-	$(35,623)
Loans at fair value	443	-	-	-	443
Loans held by variable interest entities net of asset-backed secured financing	(7,390)	-	-	-	(7,390)
Mortgage-backed securities	(2,335)	(184,190)	-	-	(186,525)
	(44,905)	(184,190)	-	-	(229,095)
Net (losses) gains on loans acquired for sale	(4)	-	3,957	-	3,953
Net loan servicing fees	-	304,178	-	-	304,178
Net interest (expense) income:
Interest income	2,058	29,110	19,181	714	51,063
Interest expense	10,128	41,685	11,560	141	63,514
	(8,070)	(12,575)	7,621	573	(12,451)
Other income	288	-	14,966	-	15,254
	(52,691)	107,413	26,544	573	81,839
Expenses:
Loan fulfillment and servicing fees payable to PennyMac Financial Services, Inc.	59	21,029	16,754	-	37,842
Management fees payable to PennyMac Financial Services, Inc.	-	-	-	8,117	8,117
Other	3,211	2,175	5,212	7,224	17,822
	$3,270	$23,204	$21,966	$15,341	$63,781
Pretax (loss) income	$(55,961)	$84,209	$4,578	$(14,768)	$18,058

Credit Sensitive Strategies Segment

The Credit Sensitive Strategies segment primarily includes results from PMT’s organically-created GSE CRT investments, investments in non-agency subordinate bonds from private-label securitizations of PMT’s production, opportunistic investments in GSE CRT and other legacy investments.  Pretax loss for the segment was $56.0 million on net investment losses of $52.7 million, compared to pretax income of $33.2 million on net investment income of $38.8 million in the prior quarter.

Net losses on investments in the segment were $44.9 million, compared to net gains on investments of $48.3 million in the prior quarter and included $35.6 million in net losses on PMT’s organically-created GSE CRT investments, $7.4 million in net losses from investments in non-agency subordinate bonds from PMT’s production, $2.3 million in net losses on mortgage-backed securities (MBS) and $0.4 million in net gains on loans at fair value.

Net losses on PMT’s organically-created CRT investments for the quarter were $35.6 million, compared to net gains of $43.1 million in the prior quarter, and included $74.9 million in valuation-related losses, which reflected the impact of credit spread widening. The prior quarter included $1.6 million in valuation-related gains. Net losses on PMT’s organically-created CRT investments also included $23.3 million in realized gains and carry, compared to $26.9 million in the prior quarter.  Recoveries net of realized losses during the quarter were $16.0 million, primarily related to L Street Securities 2017-PM1, as losses were reversed for loans that had been in forbearance and reperformed.

During the quarter, PMT retained mortgage securities from a PMT securitization of agency-eligible investor loans totaling $420 million in UPB. This resulted in approximately $23 million in fair value of new investments, net of associated asset-backed financing. PMT also opportunistically invested $86 million in floating-rate CRT bonds recently issued by Freddie Mac and Fannie Mae.

Net interest expense for the segment totaled $8.1 million, compared to $11.2 million in the prior quarter. Interest income totaled $2.1 million, up from $1.1 million in the prior quarter. Interest expense totaled $10.1 million, down from $12.3 million in the prior quarter due to decreased financing expenses as a result of smaller CRT balances.

Segment expenses were $3.3 million, down from $5.7 million in the prior quarter.

Interest Rate Sensitive Strategies Segment

The Interest Rate Sensitive Strategies segment includes results from investments in MSRs, Agency mortgage-backed securities (MBS), non-Agency senior MBS and interest rate hedges. Pretax income for the segment was $84.2 million on net investment income of $107.4 million, compared to a pretax loss of $43.2 million on net investment losses of $20.8 million in the prior quarter. The segment includes investments that typically have offsetting fair value exposures to changes in interest rates. For example, in a period with increasing interest rates, MSRs are expected to increase in fair value whereas Agency pass through and non-Agency senior MBS are expected to decrease in fair value.

The results in the Interest Rate Sensitive Strategies segment consist of net gains and losses on investments, net interest income and net loan servicing fees, as well as associated expenses.

Net loss on investments for the segment was $184.2 million and consisted of losses on MBS due to higher interest rates.

Net loan servicing fees were $304.2 million, compared to $12.2 million in the prior quarter. Net loan servicing fees included servicing fees of $146.9 million, down slightly from the prior quarter due to seasonal collection trends, and $9.1 million in other fees, reduced by $88.9 million in realization of MSR cash flows, which were up slightly from the prior quarter driven by higher average MSR values. Net loan servicing fees also included $392.6 million in fair value increases of MSRs, $163.8 million in related hedging declines, and $8.3 million of MSR recapture income. PMT’s hedging activities are intended to manage the Company’s net exposure across all interest rate sensitive strategies, which include MSRs and MBS.

The following schedule details net loan servicing fees:

	Quarter ended
	March 31, 2022	December 31, 2021	March 31, 2021
	(in thousands)
From non-affiliates:
Contractually specified(1)	$146,885	$148,135	$116,287
Other fees	9,114	13,994	16,245
Effect of MSRs:
Carried at fair value—change in fair value
Realization of cashflows	(88,919)	(87,734)	(59,385)
Due to changes in valuation inputs used in valuation model	392,640	(83,995)	337,667
	303,721	(171,729)	278,282
(Losses) gains on hedging derivatives	(163,802)	9,087	(374,403)
	139,919	(162,642)	(96,121)
	295,918	(513)	36,411
From PFSI—MSR recapture income	8,260	12,701	13,634
Net loan servicing fees	$304,178	$12,188	$50,045

(1) Includes contractually specified servicing fees, net of guarantee fees.

The fair value of the MSR increased by $392.6 million in the quarter, driven by higher mortgage rates which resulted in expectations for lower prepayment activity in the future. Agency MBS and interest rate hedges decreased in fair value as a result of increases in market interest rates.

Additionally, during the quarter PMT opportunistically invested $27 million in fixed-rate bonds from a senior tranche of a recently completed jumbo securitization.

Net interest expense for the segment was $12.6 million, versus net interest expense of $19.9 million in the prior quarter. Interest income totaled $29.1 million, up from $22.7 million in the prior quarter due to higher average MBS balances and a decline in prepayment activity. Interest expense totaled $41.7 million, down slightly from the prior quarter primarily due to a reduction in interest shortfall from slower prepayment activity.

Segment expenses were $23.2 million, up slightly from $22.4 million in the prior quarter.

Correspondent Production Segment

PMT acquires newly originated loans from correspondent sellers and typically sells or securitizes the loans, resulting in current-period income and additions to its investments in MSRs related to a portion of its production. PMT’s Correspondent Production segment generated pretax income of $4.6 million, essentially unchanged from the prior quarter.

Through its correspondent production activities, PMT acquired $22.5 billion in UPB of loans, down 31 percent from the prior quarter and 56 percent from the first quarter of 2021. Of total correspondent acquisitions, conventional conforming acquisitions totaled $9.8 billion, and government-insured or guaranteed acquisitions totaled $12.7 billion, down from $17.2 billion and $15.7 billion, respectively, in the prior quarter. Interest rate lock commitments on conventional loans totaled $10.2 billion, down from $14.7 billion in the prior quarter, due to reduced market volumes driving elevated levels of competition for conventional loans, including from the GSEs.

Segment revenues were $26.5 million, a 13 percent decrease from the prior quarter and included other income of $15.0 million, which primarily consists of volume-based origination fees, net interest income of $7.6 million, and net gains on loans acquired for sale of $4.0 million. Net gain on loans acquired for sale in the quarter increased from the prior quarter as a result of higher overall gain on sale margins. Interest income was $19.2 million, down from $30.8 million in the prior quarter, and interest expense was $11.6 million, down from $18.9 million in the prior quarter, both due to lower volumes.

Segment expenses were $22.0 million, down from $25.8 million in the prior quarter driven by the decrease in acquisition volumes and slightly offset by an increase in the weighted average fulfillment fee rate. The weighted average fulfillment fee rate in the first quarter was 17 basis points, up from 12 basis points in the prior quarter.

Corporate Segment

The Corporate segment includes interest income from cash and short-term investments, management fees, and corporate expenses.

Segment revenues were $0.6 million, down from $1.2 million in the prior quarter. Management fees were $8.1 million, down from $8.9 million in the prior quarter. Other segment expenses were $7.2 million, up from $6.3 million in the prior quarter.

Taxes

PMT recorded a provision for tax expense of $37.2 million primarily driven by fair value increases in MSRs held in PMT’s taxable subsidiary.

***

Management’s slide presentation will be available in the Investor Relations section of the Company’s website at www.pennymac-REIT.com beginning after the market closes on Thursday, May 5, 2022.

About PennyMac Mortgage Investment Trust

PennyMac Mortgage Investment Trust is a mortgage real estate investment trust (REIT) that invests primarily in residential mortgage loans and mortgage-related assets.  PMT is externally managed by PNMAC Capital Management, LLC, a wholly-owned subsidiary of PennyMac Financial Services, Inc. (NYSE: PFSI).  Additional information about PennyMac Mortgage Investment Trust is available at www.PennyMac-REIT.com

Media	Investors
Kristyn Clark	Kevin Chamberlain
kristyn.clark@pennymac.com	Isaac Garden
(805) 395-9943	investorrelations@pennymac.com
(818) 224-7028

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates, projections and assumptions with respect to, among other things, the Company’s financial results, future operations, business plans and investment strategies, as well as industry and market conditions, all of which are subject to change. Words like “believe,” “expect,” “anticipate,” “promise,” “plan,” and other expressions or words of similar meanings, as well as future or conditional verbs such as “will,” “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements. Actual results and operations for any future period may vary materially from those projected herein and from past results discussed herein. Factors which could cause actual results to differ materially from historical results or those anticipated include, but are not limited to: changes in interest rates; our exposure to risks of loss and disruptions in operations resulting from adverse weather conditions, man-made or natural disasters, climate change and pandemics such as COVID-19; the impact to our CRT agreements of increased borrower requests for forbearance under the CARES Act; the degree and nature of the Company’s competition; changes in the Company’s investment objectives or investment or operational strategies, including any new lines of business or new products and services that may subject it to additional risks; volatility in the Company’s industry, the debt or equity markets, the general economy or the real estate finance and real estate markets; events or circumstances which undermine confidence in the financial and housing markets or otherwise have a broad impact on financial and housing markets, such as the sudden instability or collapse of large depository institutions or other significant corporations, terrorist attacks, natural or manmade disasters, or threatened or actual armed conflicts; changes in general business, economic, market, employment and domestic and international political conditions, or in consumer confidence and spending habits from those expected; declines in real estate or significant changes in U.S. housing prices or activity in the U.S. housing market; the availability of, and level of competition for, attractive risk-adjusted investment opportunities in mortgage loans and mortgage-related assets that satisfy the Company’s investment objectives; the inherent difficulty in winning bids to acquire mortgage loans, and the Company’s success in doing so; the concentration of credit risks to which the Company is exposed; the Company’s dependence on its manager and servicer, potential conflicts of interest with such entities and their affiliates, and the performance of such entities; changes in personnel and lack of availability of qualified personnel at its manager, servicer or their affiliates; the availability, terms and deployment of short-term and long-term capital; the adequacy of the Company’s cash reserves and working capital; the Company’s ability to maintain the desired relationship between its financing and the interest rates and maturities of its assets; the timing and amount of cash flows, if any, from the Company’s investments; our substantial amount of indebtedness; the performance, financial condition and liquidity of borrowers; the ability of the Company’s servicer, which also provides the Company with fulfillment services, to approve and monitor correspondent sellers and underwrite loans to investor standards; incomplete or inaccurate information or documentation provided by customers or counterparties, or adverse changes in the financial condition of the Company’s customers and counterparties; the Company’s indemnification and repurchase obligations in connection with mortgage loans it purchases and later sells or securitizes; the quality and enforceability of the collateral documentation evidencing the Company’s ownership and rights in the assets in which it invests; increased rates of delinquency, default and/or decreased recovery rates on the Company’s investments; the performance of mortgage loans underlying mortgage backed securities in which the Company retains credit risk; the Company’s ability to foreclose on its investments in a timely manner or at all; increased prepayments of the mortgages and other loans underlying the Company’s mortgage-backed securities or relating to the Company’s mortgage servicing rights and other investments; the degree to which the Company’s hedging strategies may or may not protect it from interest rate volatility; the effect of the accuracy of or changes in the estimates the Company makes about uncertainties, contingencies and asset and liability valuations when measuring and reporting upon the Company’s financial condition and results of operations; the Company’s ability to maintain appropriate internal control over financial reporting; technologies for loans and the Company’s ability to mitigate security risks and cyber intrusions; the Company’s ability to obtain and/or maintain licenses and other approvals in those jurisdictions where required to conduct its business; the Company’s ability to detect misconduct and fraud; the Company’s ability to comply with various federal, state and local laws and regulations that govern its business; developments in the secondary markets for the Company’s mortgage loan products; legislative and regulatory changes that impact the mortgage loan industry or housing market; changes in regulations or the occurrence of other events that impact the business, operations or prospects of government agencies such as the Government National Mortgage Association, the Federal Housing Administration or the Veterans Administration, the U.S. Department of Agriculture, or government-sponsored entities such as the

Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation, or such changes that increase the cost of doing business with such entities; legislative and regulatory changes that impact the business, operations or governance of mortgage lenders and/or publicly-traded companies; the Consumer Financial Protection Bureau and its issued and future rules and the enforcement thereof; changes in government support of homeownership; changes in government or government-sponsored home affordability programs; limitations imposed on the Company’s business and its ability to satisfy complex rules for it to qualify as a REIT for U.S. federal income tax purposes and qualify for an exclusion from the Investment Company Act of 1940 and the ability of certain of the Company’s subsidiaries to qualify as REITs or as taxable REIT subsidiaries for U.S. federal income tax purposes, as applicable, and the Company’s ability and the ability of its subsidiaries to operate effectively within the limitations imposed by these rules; changes in governmental regulations, accounting treatment, tax rates and similar matters; the Company’s ability to make distributions to its shareholders in the future; the Company’s failure to deal appropriately with issues that may give rise to reputational risk; and the Company’s organizational structure and certain requirements in its charter documents. You should not place undue reliance on any forward-looking statement and should consider all of the uncertainties and risks described above, as well as those more fully discussed in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to publicly update or revise any forward-looking statements or any other information contained herein, and the statements made in this press release are current as of the date of this release only.

PENNYMAC MORTGAGE INVESTMENT TRUST AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	March 31, 2022	December 31, 2021	March 31, 2021
	(in thousands except share amounts)
ASSETS
Cash	$187,880	$58,983	$92,842
Short-term investments at fair value	236,468	167,999	108,375
Mortgage-backed securities at fair value	3,070,330	2,666,768	1,916,485
Loans acquired for sale at fair value	1,708,745	4,171,025	4,646,761
Loans at fair value	1,826,482	1,568,726	117,647
Derivative assets	77,823	34,238	182,969
Deposits securing credit risk transfer arrangements	1,536,862	1,704,911	2,664,420
Mortgage servicing rights at fair value	3,391,172	2,892,855	2,441,214
Servicing advances	134,002	204,951	150,160
Due from PennyMac Financial Services, Inc.	20,562	15,953	7,521
Other	197,189	286,299	193,860
Total assets	$12,387,515	$13,772,708	$12,522,254
LIABILITIES
Assets sold under agreements to repurchase	$5,092,700	$6,671,890	$6,091,973
Mortgage loan participation and sale agreements	65,699	49,988	68,176
Notes payable secured by credit risk transfer and mortgage servicing assets	2,372,279	2,471,961	2,897,794
Exchangeable senior notes	544,100	502,459	494,097
Asset-backed financings at fair value	1,712,650	1,469,999	101,238
Interest-only security payable at fair value	16,373	10,593	18,922
Derivative and credit risk transfer strip liabilities at fair value	129,350	42,206	229,970
Accounts payable and accrued liabilities	117,682	96,156	122,837
Due to PennyMac Financial Services, Inc.	27,722	40,091	68,644
Income taxes payable	46,797	9,598	42,493
Liability for losses under representations and warranties	40,225	40,249	28,967
Total liabilities	10,165,577	11,405,190	10,165,111
SHAREHOLDERS' EQUITY
Preferred shares of beneficial interest	541,482	541,482	299,707
Common shares of beneficial interest—authorized, 500,000,000 common shares of $0.01 par value; issued and outstanding 93,007,076, 94,897,255, and 97,938,350 common shares, respectively	930	949	979
Additional paid-in capital	2,000,107	2,081,757	2,137,933
Accumulated deficit	(320,581)	(256,670)	(81,476)
Total shareholders' equity	2,221,938	2,367,518	2,357,143
Total liabilities and shareholders' equity	$12,387,515	$13,772,708	$12,522,254

PENNYMAC MORTGAGE INVESTMENT TRUST AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	For the Quarterly Periods Ended
	March 31, 2022	December 31, 2021	March 31, 2021
	(in thousands, except per share amounts)
Investment Income
Net loan servicing fees:
From nonaffiliates
Servicing fees	$155,999	$162,129	$132,532
Change in fair value of mortgage servicing rights	303,721	(171,729)	278,282
Hedging results	(163,802)	9,087	(374,403)
	295,918	(513)	36,411
From PennyMac Financial Services, Inc.	8,260	12,701	13,634
	304,178	12,188	50,045
Net (losses) gains on investments and financings	(229,095)	35,177	83,191
Net gains (losses) on loans acquired for sale	3,953	(9,661)	53,012
Loan origination fees	14,774	27,867	52,902
Interest income	51,063	55,680	37,589
Interest expense	63,514	73,738	76,308
Net interest expense	(12,451)	(18,058)	(38,719)
Other	480	1,967	966
Net investment income	81,839	49,480	201,397
Expenses
Earned by PennyMac Financial Services, Inc.:
Loan servicing fees	21,088	20,847	19,093
Loan fulfillment fees	16,754	20,150	60,835
Management fees	8,117	8,919	8,449
Professional services	4,025	6,078	2,224
Loan collection and liquidation	3,177	1,321	3,857
Loan origination	2,842	4,904	9,308
Safekeeping	2,395	2,248	1,941
Compensation	1,437	870	2,185
Other	3,946	3,652	2,477
Total expenses	63,781	68,989	110,369
Income (loss) before provision for (benefit from) income taxes	18,058	(19,509)	91,028
Provision for (benefit from) income taxes	37,187	(2,622)	19,425
Net (loss) income	(19,129)	(16,887)	71,603
Dividends on preferred shares	10,455	10,454	6,234
Net (loss) income attributable to common shareholders	$(29,584)	$(27,341)	$65,369
(Loss) earnings per share
Basic	$(0.32)	$(0.28)	$0.67
Diluted	$(0.32)	$(0.28)	$0.67
Weighted average shares outstanding
Basic	94,146	96,306	97,892
Diluted	94,146	96,306	98,103